Exhibit 10.34

CREDIT AGREEMENT

between

SEASTAR MEDICAL, INC.

“Borrower”

and

LM FUNDING AMERICA, INC.

“Lender”

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	7.4.	Other Indebtedness	11
	7.5.	Guaranties	12
	7.6.	Loans, Advances, Investments	12
	7.7.	Dividends, Distributions	12
	7.8.	Pledge of Assets	12
	7.9.	Lease Expenditures	12
	7.10.	Discount of Receivables	12
	7.11.	Affiliate Transactions	12
	7.12.	Conversions; Material Agreements	13

8.	Default		13
	8.1.	Events of Default	13
	8.2.	Remedies	14
	8.3.	[Reserved]	14

9.	[Reserved]		14

10.	Miscellaneous		14
	10.1.	No Waiver, Remedies Cumulative	14
	10.2.	Survival of Representations	14
	10.3.	Notices	15
	10.4.	Governing Law	15
	10.5.	Successors and Assigns	16
	10.6.	Counterparts	16
	10.7.	Usury	16
	10.8.	Powers	16
	10.9.	Approvals	16
	10.10.	Waiver of Certain Defenses	16
	10.11.	Integration	16
	10.12.	Enforcement Costs	17

ii

CREDIT AGREEMENT

THIS CREDIT AGREEMENT (this “Agreement”), dated as of September 9, 2022 (the “Effective Date”), is made between SEASTAR MEDICAL, INC., a Delaware corporation (the “Borrower”), and LM FUNDING AMERICA, INC., a Delaware corporation (“Lender”).

WITNESSETH:

In consideration of the premises and of the mutual covenants herein contained and to induce Lender to extend credit to Borrower, the parties agree as follows:

1. Definitions. Capitalized terms that are not otherwise defined herein shall have the meanings set forth in Exhibit 1 hereto.

2. The Loan.

2.1. Credit Facility. Lender agrees, on the terms and conditions set forth in this Agreement, to make Advances during the Credit Period (the “Loan”) up to the Maximum Loan Amount, provided that Borrower has satisfied the conditions set forth in Section 3. Within two (2) Business Days of the Effective Date and subject to Section 3.1, Lender shall make an initial Advance to Borrower equal to $250,000.00 (the “Initial Advance”), which will be used for general corporate purposes. Within the foregoing limitation, and subject to the other terms and conditions set forth in this Agreement, Borrower may borrow, prepay and reborrow Advances at any time during the Credit Period.

2.2. Note. The Loan shall be evidenced by a Promissory Note in the face amount of the Maximum Loan Amount in the form set forth as Exhibit 2 hereto (the “Note”) and shall be payable in accordance with the terms of the Note and this Agreement.

2.3. Advances.

(a) Except with respect to the Initial Advance, Borrower shall submit to Lender a signed written request for an Advance in form satisfactory to Lender, which request shall be delivered to Lender no later than 12:00 p.m. (local time in Tampa, Florida) on the date that is three (3) Business Days prior to the date of the requested Advance, and shall be substantially in the form set forth as Exhibit 3 (each, an “Advance Request”). The decision of whether to accept to Advance Request shall be made by Lender in its sole discretion, and Lender may refuse to accept an Advance Request (and refuse to make an Advance) for any reason whatsoever. If Borrower has satisfied the conditions set forth in Section 3 and if Lender has accepted the Advance Request (in Lender’s sole discretion), then Lender may make such Advance available to Borrower by check or wire transfer (at the option of Lender) of immediately available funds at Lender’s address referred to in Section 10.3. Lender’s acceptance of an Advance Request shall be evidenced by its making the Advance requested.

(b) Notwithstanding the foregoing, Lender may, in its sole and absolute discretion, make or permit to remain outstanding Advances under the Loan in excess of the original principal amount of the Note, and all such amounts shall (i) be part of the Indebtedness evidenced by the Note, (ii) bear interest as provided herein, (iii) be payable upon demand by Lender, and (iv) be entitled to all rights and security as provided under the Loan Documents.

2.4. Repayment of Loan.

(a) Note. The Note shall provide that the principal amount and all interest, fees, expenses and other expenses and other amounts payable under the Loan shall be due and payable on the Maturity Date, except as otherwise set forth herein.

(b) Payments. Borrower shall make each payment of principal of and interest on the Loan and fees hereunder not later than 12:00 noon (local time Tampa, Florida) on the date when due, without set off, counterclaim or other deduction, in immediately available funds to Lender at its address referred to in Section 10.3. Whenever any payment of principal of, or interest on, the Loan or of fees shall be due on a day which is not a Business Day, the date for payment thereof shall be extended to the next succeeding Business Day. If the date for any payment of principal is extended by operation of law or otherwise, interest thereon shall be payable for such extended time.

(c) Voluntary Prepayments. Borrower may from time to time prepay without penalty the Loan in whole or in part; provided that Borrower shall give Lender notice thereof not later than 12:00 noon (local time Tampa, Florida) on the day of such prepayment (which shall be a Business Day), specifying the amount of prepayment. Any such voluntary prepayment shall be in an amount equal to $10,000.00 or a higher integral multiple of $10,000.00 (or if less, the remaining balance of the Note).

(d) Mandatory Prepayments. In the event of and on each occasion that any funds are received by or on behalf of Borrower in respect of any Prepayment Event, Borrower shall, within one (1) Business Day after such funds are received, prepay the Loan in an aggregate amount equal to 100% of such funds.

(e) Repayment of Over-Borrowing. To the extent that the aggregate amount of all Advances exceeds the Maximum Loan Amount, the amount of such excess will be paid immediately to Lender upon Lender’s demand.

2.5. Overdue Amounts. Any payments not made as and when due shall bear interest from the date due until paid at the Default Rate, in Lender’s discretion.

2.6. Documentary Stamp Tax; Sales Tax. Borrower shall pay all Florida documentary stamp taxes on the Note and shall provide written evidence of such payment to Lender within five (5) Business Days of the Effective Date. In no event shall Lender be liable for any such taxes.

2.7. Statement of Account. If Lender provides Borrower with a statement of account on a periodic basis, such statement will be presumed complete and accurate and will be definitive and binding on Borrower, unless objected to with specificity by Borrower in writing within five (5) Business Days after receipt.

3. Conditions Precedent to Borrowing. Prior to funding any Advance, the following conditions shall have been satisfied, in the sole opinion of Lender and its counsel:

3.1. Conditions Precedent to Initial Advance. In addition to any other requirement set forth in this Agreement, Lender will not make the Initial Advance under the Loan unless and until the following conditions shall have been satisfied:

(a) Loan Documents. Borrower and each other party to any Loan Document, as applicable, shall have executed and delivered this Agreement, the Note and all other required Loan Documents, all in form and substance satisfactory to Lender.

(b) Additional Documents. Borrower shall have delivered to Lender all additional opinions, documents, certificates and other assurances that Lender or its counsel may require.

(c) Due Diligence Review. Lender shall have completed, to its satisfaction, all due diligence required in Lender’s sole and absolute discretion, including but not limited to review and approval by Lender, in its sole and absolute discretion, of (i) all of Borrower’s material agreements and the employment agreements of senior executives of Borrower’s management team, (ii) a background and credit check conducted on Borrower and its management team, (iii) the condition of the inventories and properties of Borrower, and (iv) the results of UCC searches reflecting any existing Liens for each of the applicable and relevant jurisdictions requested by Lender.

3.2. Conditions Precedent to Each Advance. The following conditions, in addition to any other requirements set forth in this Agreement, shall have been met or performed by the Advance Date with respect to any Advance Request and each Advance Request (whether or not a written Advance Request is required) shall be deemed to be a representation that all such conditions have been satisfied:

(a) Advance Request. Borrower shall have delivered to Lender an Advance Request and other information, as required under Section 2.3(a).

(b) No Default. No Default shall have occurred and be continuing or could occur upon the making of the Advance in question and Borrower shall have delivered to Lender an officer’s certificate to such effect, which may be incorporated in the Advance Request.

(c) Correctness of Representations. All representations and warranties made by Borrower or otherwise in writing in connection herewith shall be true and correct in all material respects with the same effect as though the representations and warranties had been made on and as of the proposed Advance Date, and Borrower shall have delivered to Lender an officer’s certificate to such effect, which may be incorporated in the Advance Request.

(d) No Adverse Change. There shall have been no change, circumstance, condition, or event which could have a Material Adverse Effect on Borrower, and Borrower shall have delivered to Lender an officer’s certificate to such effect, which may be incorporated in the Advance Request.

(e) Limitations Not Exceeded. The proposed Advance shall not cause the outstanding principal balance of the Loan to exceed the Maximum Loan Amount.

(f) General Insecurity. There shall be no circumstance which Lender believes, in good faith, materially impairs Borrower’s ability to repay the Loan.

(g) Further Assurances. Borrower shall have delivered such further documentation or assurances as Lender may reasonably require.

4. Expenses. Borrower agrees to pay up to $10,000 of Lender’s out-of-pocket fees and expenses relating to the negotiating, documentation, and closing of the Loan and all documents relating thereto (including attorneys’ fees) (the “Closing Expenses”). At Lender’s option, Borrower shall deduct the Closing Expenses from the Initial Advance. After the closing of the Loan, Borrower agrees to pay all of Lender’s out-of-pocket fees and expenses relating to monitoring and administering the Loan (including attorneys’ fees).

5. Representations and Warranties. In order to induce Lender to enter into this Agreement and to make the Loan provided for herein, Borrower makes the following representations and warranties, all of which shall survive the execution and delivery of the Loan Documents. Unless otherwise specified, such representations and warranties shall be deemed made as of the date hereof and as of the Advance Date of any Advance by Lender to Borrower:

5.1. Valid Existence and Power. Borrower is a corporation, duly formed, validly existing and in good standing under the laws of the State of Delaware and is duly qualified or licensed to transact business in all places where the failure to be so qualified would have a Material Adverse Effect on it. Borrower and each other Person which is a party to any Loan Document (other than Lender) has the power to make and perform the Loan Documents executed by it and all such instruments will constitute the legal, valid and binding obligations of such Person, enforceable in accordance with their respective terms, subject only to bankruptcy and similar laws affecting creditors’ rights generally. Borrower has no Subsidiaries. Without limiting the generality of the foregoing, Borrower does not control, own or possess, directly or indirectly, or have any interest or participation (direct or indirect) in any other Person.

5.2. Authority. The execution, delivery and performance thereof by Borrower and each other Person (other than Lender) executing any Loan Document have been duly authorized by all necessary action of such Person, and do not and will not violate any provision of law or regulation, or any writ, order or decree of any court or governmental or regulatory authority or agency or any provision of the governing instruments of such Person, and do not and will not, with the passage of time or the giving of notice, result in a breach of, or constitute a default or require any consent under, or result in the creation of any Lien upon any property or assets of such Person pursuant to, any law, regulation, instrument or agreement to which any such Person is a party or by which any such Person or its respective properties may be subject, bound or affected.

5.3. Authorizations. All authorizations, consents, approvals and licenses required under applicable law or regulation for the ownership or operation of the property owned or operated by Borrower for the conduct of any business in which it is engaged have been duly issued and are in full force and effect, and Borrower is not in default, and no event has occurred which with the passage of time or the giving of notice, or both, would constitute a default, under any of the terms or provisions of any part thereof, or under any order, decree, ruling, regulation, closing agreement or other decision or instrument of any governmental commission, bureau or other administrative agency or public regulatory body having jurisdiction over such Person, which default would have a Material Adverse Effect on such Person. Except as noted herein, no approval, consent or authorization of, or filing or registration with, any governmental commission, bureau or other regulatory authority or agency is required with respect to the execution, delivery or performance of any Loan Document.

5.4. Financial Statements.

(a) Borrower has delivered to Lender true, correct, accurate and complete copies of the audited balance sheets of Borrower as at December 31, 2021 and December 31, 2020, respectively, and the related audited statements of income and comprehensive income, stockholders’ equity and cash flows for the years then ended, together with the auditor’s reports thereon (collectively, the “Financial Statements”).

(b) The Financial Statements present fairly, in all material respects, the financial position, cash flows and results of operations of Borrower as of the dates and for the periods indicated in such Financial Statements in conformity with GAAP consistently applied in all material respects and were derived from, and accurately reflect in all material respects, the books and records of Borrower.

(c) The books of account and other financial records of Borrower have been kept accurately in all material respects, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of Borrower have been properly recorded therein in all material respects. There has been no change in the accounting methods or practices of Borrower since December 31, 2020. Borrower has established and maintains a system of internal accounting controls which is intended to provide, in all material respects, reasonable assurance: (i) that transactions, receipts and expenditures of Borrower are being executed and made only in accordance with appropriate authorizations of management and in all material respects in accordance with applicable Law, (ii) that transactions are recorded as necessary to permit preparation of financial statements in conformity with GAAP and to maintain accountability for assets, (iii) regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of Borrower, (iv) that the amount recorded for assets on the books and records of Borrower is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any difference, and (v) that accounts, notes and other receivables and inventory are recorded accurately. Since January 1, 2020, neither Borrower nor any of its officers, directors or employees has received any written complaint, allegation, assertion or claim regarding the accounting or auditing practices, procedures, methodologies or methods of Borrower or its internal accounting controls (including any notification of any “significant deficiency” or “material weakness”), including any written complaint, allegation, assertion or claim that Borrower or any of its officers, directors or employees has engaged in questionable accounting or auditing practices.

5.5. Intellectual Property.

(a) Schedule 5.5(a) sets forth a true, correct and complete list of all of the following Intellectual Property included in the Owned Intellectual Property: (i) granted Patents and pending applications for Patents, (ii) registered Marks, pending applications for registration of Marks and material unregistered Marks, (iii) registered Copyrights and pending applications for Copyright registration, and (iv) internet domain names and social media accounts (collectively, the “Registered Intellectual Property”), including, for each item listed, the applicable jurisdiction, title, application and registration or serial number and date, and record owner and, if different, the legal owner and beneficial owner. Each item of Registered Intellectual Property is subsisting, and to Borrower’s knowledge, valid, and enforceable. All necessary registration, maintenance, renewal, and other relevant filing fees due have been timely paid and all necessary documents and certificates in connection therewith have been timely filed with the relevant authorities in the United States or foreign jurisdictions, as the case may be, for the purposes of maintaining the Registered Intellectual Property in full force and effect.

(b) Except as set forth on Schedule 5.5(b), Borrower (i) solely and exclusively owns all Owned Intellectual Property and (ii) has the right, pursuant to a valid written license, sublicense, agreement or permission, to all other Intellectual Property used in or necessary for the conduct and operation of the business of Borrower (collectively, “Licensed Intellectual Property”), in each case free and clear of all Liens other than Permitted Liens. Borrower Intellectual Property (in the case of Licensed Intellectual Property, when used within the scope of the applicable license), constitutes all of the Intellectual Property used in the conduct and operation of the businesses of Borrower.

(c) To Borrower’s knowledge, the conduct and operation of the business of Borrower does not infringe, misappropriate, or otherwise violate, and in the past six years has not infringed, misappropriated, or otherwise violated, any Intellectual Property rights or proprietary rights of any third party, and no Action is pending or has been asserted or, to the knowledge of Borrower, threatened (i) that the conduct or operation of the business of Borrower or that the use or exploitation by Borrower of any Owned Intellectual Property infringes the Intellectual Property rights or proprietary rights of any third party, or (ii) challenging the ownership, use, validity, or enforceability of any Owned Intellectual Property. Except as set forth on Schedule 5.5(c), to Borrower’s knowledge, no Person is infringing, misappropriating, or otherwise violating, or has since January 1, 2019 infringed, misappropriated, or otherwise violated, any Owned Intellectual Property, and no Action is pending or has been asserted or threatened by Borrower against any Person relating to any of the foregoing or challenging the ownership, use, validity, or enforceability of any Owned Intellectual Property.

(d) Borrower has taken commercially reasonable security measures to protect the confidentiality and value of all trade secrets and other material confidential information included in the Owned Intellectual Property. No present or former employee, officer, director, agent, independent contractor or joint venturer of Borrower holds any right, title or interest, directly or indirectly, in whole or in part, in or to any Owned Intellectual Property. Borrower’s current and former directors, managers, officers, employees, independent contractors and agents who have contributed to or participated in the discovery, creation or development of any Intellectual Property within the scope of their employment or engagement with Borrower have entered into a valid and enforceable written contract providing for (i) the assignment (via a present grant of assignment) to Borrower of any and all of such Person’s right, title, and interest in such Intellectual Property, (ii) the non-disclosure by such Person of all confidential information of Borrower, and (iii) the contractual obligation to execute any and all documentation reasonably necessary to implement the obligations of (i) and (ii). To Borrower’s knowledge, no Person has breached in any material respect any such agreement.

(e) Except as set forth on Schedule 5.5(e), no funds or facilities or other resources of any Governmental Authority were used in the development of any Owned Intellectual Property, except for any such funding or use of facilities or resources that does not result (or could not reasonably result) in such Governmental Authority, or employee or staff member thereof, obtaining any rights in any Owned Intellectual Property.

5.6. FDA Matters.

(a) Borrower is, and since January 1, 2019 at all times has been, in compliance in all material respects with the United States Federal Food, Drug, and Cosmetic Act, 21 U.S.C. § 301 et seq., and applicable regulations, as amended (collectively, the “FDCA”), including the rules and regulations of the U.S. Food and Drug Administration (the “FDA”) promulgated thereunder, and comparable Laws in any non-U.S. jurisdiction.

(b) As to each product subject to the FDCA or similar Law in any non-U.S. jurisdiction that is developed, manufactured, manufactured for, tested, distributed, and/or marketed by Borrower (a “Borrower Product”), each such Borrower Product is being, and since January 1, 2019 has been, developed, manufactured, manufactured for, labeled, tested, distributed, and/or marketed in material compliance with all applicable requirements under the FDCA and similar laws, including those relating to investigational use, approval, or premarket clearance to market any Borrower Product, current good manufacturing practices, labeling, and Quality System Regulation, as defined in 21 C.F.R. Parts 4, 211, and 820 (as applicable), advertising, promotion, continuing medical education, recordkeeping, training, medical device reporting, adverse event reporting, and filing of other reports and security.

(c) Borrower has not received any communication from FDA or any other Governmental Authority (i) contesting the investigational use of, premarket clearance or approval of, the uses of, or the labeling and promotion of any Borrower Product, or (ii) otherwise alleging any violation of the FDCA or any similar Law as applicable to any Borrower Product.

(d) No Borrower Product (i) is currently under consideration by Borrower for recall, withdrawal, suspension, seizure, or discontinuance, or (ii) has been recalled, subjected to a product advisory notice, withdrawn, suspended, seized, or discontinued (other than for commercial or other business reasons) by Borrower, whether voluntarily or otherwise.

(e) Borrower has not received any communication that the FDA or any similar Governmental Authority (i) intends to withhold or materially condition its approval or clearance of any Borrower Product; (ii) has commenced, or has threatened to initiate, any action to withdraw its approval or clearance of any Borrower Product; (iii) has requested the recall, withdrawal, suspension, seizure, or discontinuance of any Borrower Product; (iv) has commenced, or has threatened to initiate, any action to enjoin the manufacture, sale, or distribution of any Borrower Product or the operations of Borrower; or (v) has commenced, or has threatened to initiate, any criminal action or proceeding against Borrower or any of its respective officers, employees, or agents.

(f) As to each medical device (as that term is defined under the FDCA) for which a premarket approval application, premarket notification, investigational device exemption, or similar state or foreign regulatory application has been submitted, approved, or cleared for sale and distribution in the United States, Borrower is in material compliance with 21 U.S.C. §§ 360, 360c, 360d, 360e, 360e-1, 360g, 360h, 360i and 360j and 21 C.F.R. Parts 803, 807, 812, 814, 820, 821, and 822, respectively, as applicable to Borrower’s medical devices.

(g) No medical device or component of a medical device that is material to Borrower’s ability to carry out its business or operations as currently conducted is (i) adulterated within the meaning of 21 U.S.C. § 351 (or similar Law), (ii) misbranded within the meaning of 21 U.S.C. § 352 (or similar Law), or (iii) in violation of 21 U.S.C. §§ 360 or 360e (or similar Law).

(h) Borrower has not made an untrue, materially misleading, or fraudulent statement of material fact to the FDA, failed to disclose a material fact required to be disclosed to the FDA, or committed an act, made a statement, or failed to make a statement that, at the time such disclosure was made or required to be made, could reasonably be expected to provide a basis for the FDA or any other Governmental Authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” set forth in FDA Compliance Policy Guide 120.100, or its policy on “Health Fraud – Factors in Considering Regulatory Action,” set forth in FDA Compliance Policy Guide 120.500, or any similar policies.

(i) To the knowledge of Borrower, there are no facts, circumstances, or conditions that would reasonably be expected to form the basis for any investigation, suit, claim, action, or proceeding against or affecting the current business or operations of Borrower and relating to or arising under the FDCA, the Social Security Act of 1935, 42 U.S.C. ch. 7, as amended, or any regulations of the Office of the Inspector General of the Department of Health and Human Services.

(j) No officer or director of Borrower, and to the knowledge of Borrower, no Borrower employee, has ever been convicted of any felony under any Law for conduct relating to the development, testing, or approval of any drug product or device, including, without limitation, the preparation or submission of a new drug application, abbreviated new drug application, device 510(k) notification, device premarket approval application, or biologics license application.

(k) To the knowledge of Borrower, none of the FDA, United States Drug Enforcement Administration, or other Governmental Authority has issued any warning letter, untitled letter, notice of violation, enforcement proceeding, or other correspondence stating or indicating that Borrower has violated any Laws in any material respect.

6. Affirmative Covenants of Borrower.

6.1. Maintenance of Business and Properties. Borrower shall at all times maintain, preserve and protect (a) all material property used or useful in the conduct of its business and (b) all Collateral (after the occurrence of a Springing Lien Event) used or useful in the conduct of its business, and keep the same in good repair, working order and condition, in each case, reasonable wear and tear excepted.

6.2. Inspections. Borrower shall permit inspections of the Collateral (after the occurrence of a Springing Lien Event), reviews and field examinations of its records and its properties, at such times and in such manner as may be reasonably required by Lender (with such reasonable frequency and at such reasonable times as Lender may desire).

6.3. Financial Information. Borrower shall maintain its books and records in accordance with reasonable accounting practices and shall furnish to Lender information reasonably requested by Lender from time to time concerning the business, properties or financial condition of Borrower, including, but not limited to:

(a) As soon as available, but in any event in accordance with then applicable law and not later than one hundred five (105) days after the end of each fiscal year of Borrower, Borrower’s audited balance sheet and related statements of operations, shareholders’ capital and cash flows as of the end of and for such year, setting forth in each case in comparative form the figures for the previous fiscal year, all reported on by independent public accountants approved by the Lender (without any qualification or exception as to the scope of such audit) to the effect that such consolidated financial statements present fairly in all material respects the financial condition and results of operations of Borrower in accordance with GAAP consistently applied;

(b) As soon as available, but in any event in accordance with then applicable law and not later than fifty (50) days after the end of each of the first three fiscal quarters of each fiscal year of Borrower, Borrower’s balance sheet and related statements of operations, shareholders’ capital and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, and if applicable setting forth in each case in comparative form the figures for the corresponding period or periods of (or, in the case of the balance sheet, as of the end of) the previous fiscal year, all certified by the chief financial officer of Borrower as presenting fairly in all material respects the financial condition and results of operations of Borrower in accordance with GAAP consistently applied, subject to normal year-end audit adjustments and the absence of footnotes; and

(c) As soon as available, but in any event on or before the 20th day of every month, Borrower’s balance sheet and related statements of operations and cash flows as of the end of previous month, including average gross sales margins, inventory turns, paid funds and EBITDA, with “EBITDA” defined as net profit before tax plus interest expense (net of capitalized interest expense), depreciation expense, and amortization expense.

6.4. Further Assurances. Borrower shall take such further action and provide to Lender such further assurances as may be reasonably requested to ensure compliance with the intent of this Agreement and the other Loan Documents.

6.5. Borrower makes the following covenants with Lender regarding the Collateral (after the occurrence of a Springing Lien Event):

(a) Borrower will use the Collateral only in the ordinary course of its business and will not permit the Collateral to be used in violation of any applicable law or policy of insurance;

(b) Borrower, as agent of Lender, will defend the Collateral against all claims and demands of all Persons, except for Permitted Liens.

(c) Upon the occurrence of a Springing Lien Event, Borrower shall deliver to Lender, within five (5) Business Days of such Springing Lien Event, (i) a duly executed Security Agreement, in form and substance satisfactory to Lender, granting Lender a security interests in the Collateral to secure the Indebtedness and (ii) all other documents, instruments, certificates of title or UCC-1 financing statements reasonably requested by Lender to establish, preserve, protect and perfect the interests and rights created or intended to be created by the Security Agreement (collectively with the Security Agreement, the “Security Documents”).

(d) Borrower shall execute an account control agreement, in form and substance satisfactory to Lender, for the benefit of Lender with respect to all deposit accounts maintained by Borrower. Borrower shall execute an account control agreement, in form and substance satisfactory to Lender, for the benefit of Lender prior to opening any new deposit accounts.

6.6. Reserved.

6.7. Use of Proceeds. Proceeds of the Loan shall only be used for general corporate purposes and Borrower shall use the proceeds from any Advance only for the purposes specified in the Advance Request for such Advance, which may include repayment of the Borrower’s indebtedness under the Borrower’s SBA loans outstanding as of the date of this Agreement.

6.8. Operational Updates. Borrower shall hold a regularly scheduled operations meeting with the Lender at least monthly during the term of the Loan. Any of such meetings may be held by remote communication.

6.9. Taxes. Borrower shall pay and discharge when due any and all indebtedness, obligations, assessments and taxes, both real or personal, including without limitation federal and state income taxes and state and local property taxes and assessments, except (a) such as Borrower may in good faith contest or as to which a bona fide dispute may arise, and (b) for which Borrower has made provision, to Lender’s satisfaction, for eventual payment thereof in the event Borrower is obligated to make such payment.

6.10. Insurance. Borrower shall maintain insurance with responsible insurers in such amounts and against such liabilities and hazards as is customarily maintained by other companies operating similar business.

6.11. Environmental Matters. Borrower shall ensure that all operations and businesses conducted on any real property owned or leased by Borrower are in compliance and remain in compliance with all Environmental Laws.

6.12. Litigation. Borrower shall promptly give notice in writing to Lender of any litigation pending or threatened against Borrower with claims in excess of $50,000 in the aggregate.

6.13. Notice to Lender. Borrower shall promptly (but in no event more than five (5) days after the occurrence of each such event or matter) give written notice to Lender in reasonable detail of: (a) the occurrence of any Event of Default, or any condition, event or act which with the giving of notice or the passage of time or both would constitute an Event of Default, (b) the breach of any covenant contained herein.

7. Negative Covenants of Borrower. Borrower covenants and agrees that from the date hereof and until payment in full of the Indebtedness and the formal termination of this Agreement, Borrower:

7.1. Merger, Consolidation, Transfer of Assets. Shall not (a) merge into or consolidate with any other entity; (b) make any substantial change in the nature of Borrower’s business as conducted as of the date hereof; (c) acquire all or substantially all of the assets of any other entity; (d) sell, lease, transfer or otherwise dispose of all or a substantial or material portion of Borrower’s assets except in the ordinary course of its business; nor (e) accomplish any of the above by virtue of a division or similar transaction.

7.2. Accounts. (a) Shall not sell, assign or discount any of its Accounts; and (b) shall notify Lender promptly in writing of any discount, offset or other deductions not shown on the face of an Account invoice and any dispute over an Account, and any information relating to an adverse change in any Account Debtor’s financial condition or ability to pay its obligations.

7.3. Capital Expenditures. Shall not make any additional investment in fixed or capital assets (including assets leased under capital leases) in an amount that exceeds $50,000 in the aggregate in any fiscal quarter; provided, however, that upon the occurrence and during the continuance of an Event of Default, Borrower shall not be permitted to make any such capital expenditures without Lender’s prior written approval.

7.4. Other Indebtedness. Shall not create, incur, assume or permit to exist any indebtedness or liabilities resulting from borrowings, loans or advances, whether secured or unsecured, matured or unmatured, liquidated or unliquidated, joint or several, except (a) the liabilities of Borrower to Lender, (b) any other liabilities of Borrower existing as of, and disclosed to Lender prior to, the date hereof and (c) Permitted Indebtedness.

7.5. Guaranties. Shall not guarantee or become liable in any way as surety, endorser (other than as endorser of negotiable instruments for deposit or collection in the ordinary course of business), accommodation endorser or otherwise for, nor pledge or hypothecate any assets of Borrower as security for, any liabilities or obligations of any other person or entity, except any of the foregoing in favor of Lender.

7.6. Loans, Advances, Investments. Shall not make any loans or advances to or investments in any person or entity, including any of the foregoing accomplished by a division or similar transaction, except any of the foregoing existing as of, and disclosed to Lender prior to, the date hereof.

7.7. Dividends, Distributions. Shall not declare or pay any dividend or distribution either in cash or any other property on Borrower’s stock now or hereafter outstanding, nor redeem, retire, repurchase or otherwise acquire any class or type of ownership interest now or hereafter outstanding; provided however, that Borrower may pay cash dividends or distributions to its shareholders, in any year to cover such shareholders’ federal and state income tax liability for the immediately preceding year arising as a direct result of Borrower’s reported income for said year, but not to exceed the minimum amount so required, and Borrower shall provide to Lender, upon request, any documentation required by Lender to substantiate the appropriateness of amounts paid or to be paid.

7.8. Pledge of Assets. Shall not mortgage, pledge, grant or permit to exist a security interest in, or lien upon, all or any portion of Borrower’s assets now owned or hereafter acquired, except any of the foregoing in favor of Lender or which is existing as of, and disclosed to Lender in writing prior to, the date hereof.

7.9. Lease Expenditures. Shall not enter into, or permit to remain in effect, any agreements to rent or lease any real or personal property as lessee excepting only: (a) agreements which renew or extend existing agreements or agreements to lease or rent property to replace property rented or leased under an expiring or terminated agreement, (b) customary and reasonable equipment leases and lease purchase agreements incurred in the ordinary course of business, consistent with prior practices, and (c) leases existing on the date hereof and disclosed to Lender in writing.

7.10. Discount of Receivables. Shall not discount or sell with recourse, or sell for less than the face value thereof, any of its notes or accounts receivable, except in the ordinary course of business consistent with past practice.

7.11. Affiliate Transactions. Shall not directly or indirectly purchase, acquire or lease any property from, or sell, transfer or lease any property to, or otherwise enter into any transaction or deal with, any Affiliate, except for transactions in the ordinary course of business which are disclosed to Lender in writing and which are on an arm’s-length basis on terms and conditions no less favorable than terms and conditions which would have been obtainable from a Person other than an Affiliate.

7.12. Conversions; Material Agreements. Shall not (i) change its legal name, (ii) change its form of legal entity (e.g., converting from a corporation to a limited liability company or vice versa), (iii) change its jurisdiction of organization or become (or attempt or purport to become) organized in more than one jurisdiction, or (iv) otherwise amend, modify or waive any term or material provision of its organizational documents or material agreements (with “materiality” for this purpose meaning any agreement under which Borrower or the counterparty would have the obligation to pay more than $100,000 per annum), including by way of side letter, unless required by law, in any such case without the prior written approval of Lender, which may be withheld in Lender’s sole and absolute discretion.

8. Default.

8.1. Events of Default. Each of the following shall constitute an Event of Default:

(a) There shall occur any default by Borrower in the payment, when due, of any principal of or interest on the Note, any amounts due hereunder or any other Loan Document, any other Indebtedness, or any Permitted Indebtedness; or

(b) There shall occur any default by Borrower in the performance of any agreement, covenant or obligation contained in this Agreement or any Loan Document not provided for elsewhere in this Section 8; or

(c) The failure of any of the representations and warranties made by Borrower in Section 5 to be true in all material respects when made; or

(d) There shall occur any default by Borrower in the performance of any agreement, covenant or obligation contained in the agreements evidencing the Permitted Indebtedness; or

(e) Borrower shall (A) voluntarily dissolve, liquidate or terminate operations or apply for or consent to the appointment of, or the taking of possession by, a receiver, custodian, trustee or liquidator of such Person or of all or of a substantial part of its assets, (B) admit in writing its inability, or be generally unable, to pay its debts as the debts become due, (C) make a general assignment for the benefit of its creditors, (D) commence a voluntary case under the federal Bankruptcy Code (as now or hereafter in effect), (E) file a petition seeking to take advantage of any other law relating to bankruptcy, insolvency, reorganization, winding up, or composition or adjustment of debts, (F) fail to controvert in a timely and appropriate manner, or acquiesce in writing to, any petition filed against it in an involuntary case under Bankruptcy Code, or (G) take any corporate action for the purpose of effecting any of the foregoing; or

(f) An involuntary petition or complaint shall be filed against Borrower seeking bankruptcy relief or reorganization or the appointment of a receiver, custodian, trustee, intervenor or liquidator of Borrower, of all or substantially all of its assets, and such petition or complaint shall not have been dismissed within sixty (60) days of the filing thereof; or an order, order for relief, judgment or decree shall be entered by any court of competent jurisdiction or other competent authority approving or ordering any of the foregoing actions; or

(g) A judgment in excess of $50,000 shall be rendered against Borrower and shall remain undischarged, undismissed and unstayed for more than ten (10) days (except judgments validly covered by insurance with a deductible of not more than $50,000) or there shall occur any levy upon, or attachment, garnishment or other seizure of, any material portion of the assets of Borrower by reason of the issuance of any tax levy, judicial attachment or garnishment or levy of execution; or

(h) Any Change of Control shall occur;

(i) There shall occur any change in the condition (financial or otherwise) of Borrower which, in the reasonable opinion of Lender, could have a Material Adverse Effect; or

(j) Borrower shall not deliver the Security Documents to Lender in accordance with Section 6.5 hereof.

8.2. Remedies. If any Default shall occur, Lender may, without notice to Borrower, at its option, withhold further Advances to Borrower. If an Event of Default shall have occurred and be continuing, Lender may at its option take any or all of the following actions:

(a) Lender may declare any or all Indebtedness to be immediately due and payable (if not earlier demanded), terminate its obligation to make Advances to Borrower, bring suit against Borrower to collect the Indebtedness, exercise any remedy available to Lender hereunder or at law and take any action or exercise any remedy provided herein or in any other Loan Document or under applicable law. No remedy shall be exclusive of other remedies or impair the right of Lender to exercise any other remedies.

(b) [Reserved].

(c) [Reserved].

8.3. [Reserved].

9. [Reserved].

10. Miscellaneous.

10.1. No Waiver, Remedies Cumulative. No failure on the part of Lender to exercise, and no delay in exercising, any right hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any right hereunder preclude any other or further exercise thereof or the exercise of any other right. The remedies herein provided are cumulative and are in addition to any other remedies provided by law (including remedies at law and equity), any Loan Document or otherwise.

10.2. Survival of Representations. All representations and warranties made herein shall survive the making of the Loan hereunder and the delivery of the Note, and shall continue in full force and effect so long as any Indebtedness is outstanding, there exists any commitment by Lender to Borrower, and until this Agreement is formally terminated in writing.

10.3. Notices. All notices and other communications among the parties hereto shall be in writing and shall be deemed to have been duly given (i) when delivered in person, (ii) when delivered after posting in the United States mail having been sent registered or certified mail return receipt requested, postage prepaid, (iii) when delivered by FedEx or other nationally recognized overnight delivery service or (iv) when e-mailed during normal business hours (and otherwise as of the immediately following Business Day), addressed as follows:

Lender:	LM Funding America, Inc.
1200 West Platt Street, Suite 100
Tampa, FL 33606
Attn. Bruce M. Rodgers
Email: bruce@lmfunding.com

with copies (which shall not constitute notice) to:

Foley & Lardner LLP
100 N. Tampa Street, Suite 2700
Tampa, FL 33602
Attn: Curt Creely
Email: ccreely@foley.com

Borrower:	SeaStar Medical, Inc.
3513 Brighton Blvd., Suite 410
Denver, CO 80216
Attn: Eric Schlorff
Email: Eric@seastarmed.com

with copies (which shall not constitute notice) to:

Morgan, Lewis & Bockius LLP
1400 Page Mill Road
Palo Alto, CA 94304
Attn: Albert Lung, Partner
Email: Albert.Lung@morganlewis.com

or to such other address or addresses as the parties hereto may from time to time designate in writing. Without limiting the foregoing, any party may give any notice, request, instruction, demand, document or other communication hereunder using any other means (including personal delivery, expedited courier, messenger service, ordinary mail or electronic mail), but no such notice, request, instruction, demand, document or other communication shall be deemed to have been duly given unless and until it actually is received by the party for whom it is intended.

10.4. Governing Law. This Agreement and the Loan Documents shall be deemed contracts made under the laws of the State of Florida and shall be governed by and construed in accordance with the laws of said state (excluding its conflict of laws provisions if such provisions would require application of the laws of another jurisdiction).

10.5. Successors and Assigns. This Agreement shall be binding upon and shall inure to the benefit of Borrower and Lender, and their respective successors and assigns; provided, that Borrower may not assign any of its rights hereunder without the prior written consent of Lender, and any such assignment made without such consent will be void.

10.6. Counterparts. This Agreement may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original and all of which when taken together shall constitute but one and the same instrument, and may be transmitted by fax or electronic mail..

10.7. Usury. Regardless of any other provision of this Agreement, the Note or in any other Loan Document, if for any reason the effective interest should exceed the maximum lawful interest, the effective interest shall be deemed reduced to, and shall be, such maximum lawful interest, and (i) the amount which would be excessive interest shall be deemed applied to the reduction of the principal balance of the Note and not to the payment of interest, and (ii) if the Loan evidenced by the Note has been or is thereby paid in full, the excess shall be returned to the party paying same, such application to the principal balance of the Note or the refunding of excess to be a complete settlement and acquittance thereof.

10.8. Powers. All powers of attorney granted to Lender are coupled with an interest and are irrevocable.

10.9. Approvals. If this Agreement calls for the approval or consent of Lender, such approval or consent may be given or withheld in the discretion of Lender unless otherwise specified herein.

10.10. Waiver of Certain Defenses. To the fullest extent permitted by applicable law, upon the occurrence of any Event of Default, neither Borrower nor anyone claiming by or under Borrower will claim or seek to take advantage of any law requiring Lender to attempt to realize upon any collateral of any surety or guarantor, or any appraisement, evaluation, stay, extension, homestead, redemption or exemption laws now or hereafter in force in order to prevent or hinder the enforcement of this Agreement. Borrower, for itself and all who may at any time claim through or under Borrower, hereby expressly waives to the fullest extent permitted by law the benefit of all such laws. All rights of Lender and all obligations of Borrower hereunder shall be absolute and unconditional irrespective of (i) any change in the time, manner or place of payment of, or any other term of, all or any of the Indebtedness, or any other amendment or waiver of or any consent to any departure from any provision of the Loan Documents, (ii) any exchange, release or non-perfection of any other collateral given as security for the Indebtedness, or any release or amendment or waiver of or consent to departure from any guaranty for all or any of the Indebtedness, or (iii) any other circumstance which might otherwise constitute a defense available to, or a discharge of, Borrower or any third party, other than payment and performance in full of the Indebtedness.

10.11. Integration. This Agreement and the other Loan Documents constitute the sole agreement of the parties with respect to the subject matter hereof and thereof and supersede all oral negotiations and prior writings with respect to the subject matter hereof and thereof.

10.12. Enforcement Costs. Borrower shall pay Lender all expenses associated with the collection or enforcement of the Note and Lender’s other rights under the Loan Documents, including reasonable attorneys’ fees and costs, all of which shall bear interest at the Default Rate from the date such expenses are incurred by Lender until the date Lender receives reimbursement therefore.

[Signatures Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

LM FUNDING AMERICA, INC.

By:	/s/ Bruce M. Rodgers
Name:	Bruce M. Rodgers
Title:	Chief Executive Officer

SEASTAR MEDICAL, INC.

By:	/s/ Eric Schlorff
Name:	Eric Schlorff
Title:	Chief Executive Officer

[Signature Page to Credit Agreement]

EXHIBIT 1

Definitions

“Account” has the meaning set forth in the Code, together with any guaranties, letters of credit, Letter-of-Credit Right, and other security therefor, including Supporting Obligations.

“Account Debtor” means a Person who is obligated under any Account, Chattel Paper, General Intangible or Instrument, as such terms are defined in the Code.

“Action” means any claim, charge, action, suit, complaint, grievance, audit, investigation, inquiry, assessment, arbitration or legal, judicial or administrative proceeding (whether at law or in equity).

“Advance” means an advance of proceeds of the Loan to Borrower pursuant to this Agreement.

“Advance Date” means the date on which an Advance is made.

“Advance Request” has the meaning set forth in Section 2.3(a) hereof.

“Affiliate” of any Person shall mean (a) any Person which, directly or indirectly, is in control of, is controlled by, or is under common control with such Person, or (b) any Person who is a director, manager, member, managing member, general partner or officer (i) of such Person, (ii) of any Subsidiary of such Person or (iii) of any Person described in clause (a) above.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Borrower” has the meaning set forth in the preamble to this Agreement.

“Business Day” means any day other than Saturday, Sunday or other day on which commercial banks in the Tampa, Florida are authorized or required by law to be closed.

“Change of Control” means the occurrence of any of the following: (a) an acquisition by an individual or legal entity or “group” (as described in Rule 13d-5(b)(1) promulgated under the Securities Exchange Act of 1934, as amended) of effective control (whether through legal or beneficial ownership of capital stock of Borrower, by contract or otherwise) in excess of 50% of the voting securities of Borrower, (b) Borrower merges into or consolidates with any other Person, or any Person merges into or consolidates with Borrower and, after giving effect to such transaction, the stockholders of Borrower immediately prior to such transaction own less than 50% of the aggregate voting power of Borrower or the successor entity of such transaction, (c) Borrower sells or transfers all or substantially all of its assets to another Person and the stockholders of Borrower immediately prior to such transaction own less than 50% of the aggregate voting power of the acquiring entity immediately after the transaction or (d) the execution by Borrower of an agreement to which the Lender is a party or by which it is bound, providing for any of the events set forth in clauses (a) through (c) above.

“Code” means the Uniform Commercial Code presently and hereafter enacted in the State of Florida. Any term used in this Agreement and in any financing statement filed in connection herewith which is defined in the Code and not otherwise defined in this Agreement or in any other Loan Document has the meaning given to the term in the Code.

“Collateral” means all assets and property of Borrower, wherever located and whether now owned by Borrower or hereafter acquired, including, but not limited to: (a) all Inventory; (b) all General Intangibles; (c) all Accounts; (d) all Deposit Accounts; (e) all Chattel Paper; (f) all Instruments and Documents and any other instrument or intangible representing payment for goods or services; (g) all Equipment; (h) all Investment Property; (i) all Commercial Tort Claims; (j) all equity interests in the Subsidiaries; and (k) all parts, replacements, substitutions, profits, products, accessions and cash and non-cash proceeds and Supporting Obligations of any of the foregoing (including, but not limited to, insurance proceeds) in any form and wherever located. Collateral shall include all written or electronically recorded books and records relating to any such collateral and other rights relating thereto.

“Credit Period” means the period from and including the date of this Agreement to but not including the Maturity Date.

“Default Rate” means the lowest of (i) 18% per annum and (ii) a rate equal to the highest rate of interest allowed by applicable law.

“Effective Date” has the meaning set forth in the preamble to this Agreement.

“Environmental Laws” means all federal, state, provincial, territorial and local environmental, land use, zoning, health, chemical use, safety and sanitation Laws relating to the protection of the environment, human health and/or governing the use, storage, treatment, generation, transportation, processing, handling, production or disposal of hazardous substances and the rules, regulations, policies, guidelines, interpretations, decisions, orders and directives of federal, state, international, provincial, territorial and local Governmental Authorities with respect thereto

“Event of Default” means any event specified as such in Section 8.1 hereof, provided that there shall have been satisfied any requirement in connection with such event for the giving of notice or the lapse of time, or both; “Default” or “default” means any of such events, whether or not any such requirement for the giving of notice or the lapse of time or the happening of any further condition, event or act shall have been satisfied.

“GAAP” means generally accepted accounting principles as in effect in the United States from time to time.

“Governmental Authority” means any federal, state, provincial, municipal, local or foreign government, governmental authority, arbiter or arbitral body (public or private), regulatory or administrative agency, governmental commission, department, board, bureau, agency or instrumentality, court or tribunal, or any non-governmental regulatory authority or entity or quasi-governmental authority or entity of competent jurisdiction or any similar body exercising executive, legislative, judicial, regulatory or administrative functions of or pertaining to government, including any contractors of a Governmental Authority, department or agency as authorized by Law (including any Healthcare Law), and acting pursuant to the terms and conditions of any such contract.

“Indebtedness” means all obligations now or hereafter owed to Lender by Borrower under the Loan, the Note and under this Agreement and any other documents relating to or described in the Loan (including as such documents may be amended from time to time), including, without limitation, amounts owed or to be owed under the terms of the Loan Documents, or arising out of the transactions described therein, including, without limitation, the Loan, all fees, all costs of collection, attorneys’ fees and expenses of or advances by Lender which Lender pays or incurs in discharge of obligations of Borrower or to inspect, repossess, protect, preserve, store or dispose of any of the assets of Borrower, whether such amounts are now due or hereafter become due, direct or indirect and whether such amounts due are from time to time reduced or entirely extinguished and thereafter re incurred.

“Intellectual Property” means all intellectual property rights and related priority rights protected, created or arising under the Laws of the United States or any other jurisdiction or under any international convention, including all (a) patents and patent applications, industrial designs and design patent rights, including any continuations, divisionals, continuations-in-part and provisional applications and statutory invention registrations, and any patents issuing on any of the foregoing and any reissues, reexaminations, substitutes, supplementary protection certificates, or extensions of any of the foregoing (collectively, “Patents”); (b) trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, corporate names and other source or business identifiers, together with the goodwill associated with any of the foregoing, and all applications, registrations, extensions and renewals of any of the foregoing (collectively, “Marks”); (c) copyrights and works of authorship, database and design rights, mask work rights and moral rights, whether or not registered or published, and all registrations, applications, renewals, extensions and reversions of any of any of the foregoing (collectively, “Copyrights”); (d) trade secrets, know-how and confidential and proprietary information, whether or not patentable, including invention disclosures, inventions, formulae, designs, discoveries, processes, research and development information, technical information, methods, techniques, procedures, specifications, operating and maintenance manuals, methods, and engineering drawings; (e) rights in or to Software or other technology; (f) Internet domain names, social media accounts, social media handles or social media identifiers; and (g) any other intellectual or proprietary rights protectable, arising under or associated with any of the foregoing, including those protected by any Law anywhere in the world.

“Initial Advance” has the meaning set forth in the Section 2.1.

“Jurisdiction” means the State of Florida.

“Law” means any statute, law (including common law), code, act, ordinance, rule, regulation or order, in each case, of any Governmental Authority.

“Lender” has the meaning set forth in the preamble to this Agreement.

“Lien” means any mortgage, pledge, statutory lien or other lien arising by operation of law, security interest, trust arrangement, security deed, financing lease, collateral assignment or other encumbrance, conditional sale or title retention agreement, or any other interest in property designed to secure the repayment of Indebtedness, whether arising by agreement or under any statute or law or otherwise.

“Loan” has the meaning set forth in the Section 2.1.

“Loan Documents” means this Agreement, any other security agreement related hereto, the Note, the Advance Requests, UCC-1 financing statements, account control agreements, any Security Documents and all other documents and instruments now or hereafter evidencing, describing, guaranteeing or securing the Indebtedness contemplated hereby or delivered in connection herewith, as they may be modified, amended, extended, renewed or substituted from time to time, but does not include swap agreements (as defined in 11 U.S.C. § 101).

“Material Adverse Effect” means any (i) material adverse effect upon the validity, performance or enforceability of any of the Loan Documents or any of the transactions contemplated hereby or thereby, (ii) material adverse effect upon the properties, business, prospects or condition (financial or otherwise) of Borrower and/or any other Person obligated under any of the Loan Documents, whether individually or in the aggregate, or (iii) material adverse effect upon the ability of Borrower or any other Person to fulfill any obligation under any of the Loan Documents.

“Maturity Date” means the date that is the earlier of (a) October 25, 2022, (b) the consummation of the merger of LMF Merger Sub, Inc., a Delaware corporation (“Merger Sub”), with and into Borrower, pursuant to that certain Agreement and Plan of Merger, dated as of April 21, 2022, by and among LMF Acquisition Opportunities, Inc., a Delaware corporation, Merger Sub, and Borrower (the “Merger Agreement”), and (c) the termination of the Merger Agreement (other than as a result of an uncured breach by Borrower).

“Maximum Loan Amount” means $700,000.00.

“Note” has the meaning set forth in the Section 2.2.

“Owned Intellectual Property” means all Intellectual Property that is owned or purported to be owned by Borrower.

“Permitted Indebtedness” means (i) indebtedness of Borrower existing on the date hereof and disclosed to Lender in writing and (ii) indebtedness incurred by Borrower in connection with one or more equity financings on or after the date hereof in an amount not to exceed $500,000 in the aggregate for which Borrower received Lender’s prior written consent.

“Permitted Liens” means:

(i) Liens securing the Indebtedness;

(ii) Liens for taxes, assessments and other governmental charges or levies not yet due and payable or which are being properly contested;

(iii) the claims of materialmen, mechanics, carriers, warehousemen, processor or landlords arising out of operation of law so long as the obligations secured thereby are not past due or are being properly contested;

(iv) Liens consisting of deposits or pledges made in the ordinary course of business in connection with workers’ compensation, unemployment insurance, social security and similar laws;

(v) judgment and other similar non-tax Liens arising in connection with court proceedings but only if and for so long as (a) the execution or enforcement of such Liens is and continues to be effectively stayed and bonded on appeal, (b) the validity and/or amount of the claims secured thereby are being properly contested and (c) such Liens do not, in the aggregate, materially detract from the value of the assets of the Person whose assets are subject to such Lien or materially impair the use thereof in the operation of such Person’s business; and

(vi) Liens securing debt incurred solely for the purpose of purchase money financing for the acquisition of equipment, provided that such Lien does not secure more than the purchase price of such equipment and does not encumber property other than the purchased property.

“Person” means any natural person, corporation, unincorporated organization, trust, joint stock company, joint venture, association, company, limited or general partnership, any government or any agency or political subdivision of any government, or any other entity or organization.

“Prepayment Event” means the incurrence of any indebtedness (other than Permitted Indebtedness) by or on behalf of Borrower.

“Security Agreement” means a security agreement or similar instrument, in form and substance satisfactory to Lender in its sole discretion, now or hereafter executed by Borrower granting Lender a security interest in the Collateral to secure the Indebtedness.

“Software” means any and all (i) computer programs, including any and all software implementation of algorithms, models and methodologies, whether in source code, object code, human readable form or other form, (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise, (iii) descriptions, flow charts and other work products used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons, and (iv) all documentation including user manuals and other training documentation relating to any of the foregoing.

“Springing Lien Event” means the repayment in full by Borrower of all indebtedness owed by Borrower to the U.S. Small Business Administration (the “SBA”) pursuant to that certain Loan Authorization and Agreement, dated June 24, 2020, by and between Borrower and the SBA.

“Subsidiaries” means, with respect to a Person, any corporation or other organization (including a limited liability company or a partnership), whether incorporated or unincorporated, of which such Person directly or indirectly owns or controls a majority of the securities or other interests having by their terms ordinary voting power to elect a majority of the board of directors or others performing similar functions with respect to such corporation or other organization or any organization of which such Person or any of its Subsidiaries is, directly or indirectly, a general partner or managing member.

EXHIBIT 2

Form of Note

FLORIDA DOCUMENTARY STAMP TAX IN THE AMOUNT OF $2,450.00 REQUIRED BY LAW HAS BEEN PAID OR WILL BE PAID BY MAKER DIRECTLY TO THE DEPARTMENT OF REVENUE.

PROMISSORY NOTE

$700,000.00	Tampa, Florida
September 9, 2022

FOR VALUE RECEIVED, the undersigned, SEASTAR MEDICAL, INC., a Florida corporation (the “Maker”), hereby promises to pay to the order of LM FUNDING AMERICA, INC., a Delaware corporation (“Lender”), at the office of the Lender at 1200 West Platt Street, Suite 100, Tampa, Florida 33606, or such other place as the holder may designate in writing, the sum of SEVEN HUNDRED THOUSAND AND 00/100 DOLLARS ($700,000.00) or such lesser amount as may be outstanding from time to time, together with interest thereon at the rate provided below, such principal sum and interest thereon to be paid as provided herein. All sums due under this Promissory Note (this “Note”), whether principal or interest, shall be paid in United States Dollars and immediately available funds on the date and at the place payment is due. All payments shall be applied first to accrued interest and then to principal.

Capitalized terms used herein and not defined herein shall have the meanings ascribed to them in the Credit Agreement of even date herewith between Maker and Lender (the “Credit Agreement”).

Interest shall accrue on the outstanding principal balance of this Note from the date hereof at a rate equal to 15% per annum. Interest and fees, if any, shall be computed on the basis of a 360 day year for the actual number of days in the interest period (“Actual/360 Computation”). The Actual/360 Computation determines the annual effective interest yield by taking the stated (nominal) interest rate for a year’s period and then dividing said rate by 360 to determine the daily periodic rate to be applied for each day in the interest period. Application of the Actual/360 Computation produces an annualized effective interest rate exceeding that of the nominal rate.

For purposes of determining the outstanding principal balance under this Note on a particular day, (i) any Advance that is funded to the Borrower shall be included in the calculation of outstanding principal balance under this Note on the date of funding, (ii) any payment that is received by Lender directly from Borrower on or before 2:00 p.m. (local time Tampa, Florida) shall not be included in the calculation of outstanding principal balance under this Note on such date, and (iii) any payment that is received by Lender directly from Borrower after 2:00 p.m. (local time Tampa, Florida) shall be deemed received on the Business Day immediately following the date of receipt by Lender. Upon the occurrence of an Event of Default, this Note bear interest at the Default Rate from and after the occurrence of the Event of Default and until this Note is paid in full.

Interest accrued on Advances shall be due and payable on (i) the first day of each month for the immediately preceding month, computed through the last calendar day of the preceding month; and (ii) on the Maturity Date. Lender may apply all proceeds of Collateral received by Lender and all other payments in respect of the Indebtedness to the Loan whether or not then due or to any other Indebtedness then due, in whatever order or manner Lender shall determine. IN ANY EVENT, THE OUTSTANDING PRINCIPAL AMOUNT OF THIS NOTE, AND ALL ACCRUED BUT UNPAID INTEREST THEREON, SHALL BE DUE AND PAYABLE ON THE MATURITY DATE.

Nothing contained herein shall entitle the holder of this Note to demand or collect interest or charges in the nature of interest in excess of that permitted by law and if any such excess is collected, it shall be promptly paid to the Maker together with interest thereon at the highest lawful rate in effect at the time of such overcharge.

This Note may be prepaid in whole or in part without penalty at any time. Any partial prepayment shall be applied first against accrued but unpaid interest and then against principal in inverse order of maturity.

After maturity, whether normal maturity or upon acceleration, the unpaid principal balance of this Note and, to the extent permitted by law, any accrued but unpaid interest thereon, shall accrue interest until paid in full at the Default Rate.

This Note is secured in part by and entitled to the benefit of the Credit Agreement.

The Maker and all endorser and guarantors of this Note, now or hereafter becoming liable hereon, waive demand, presentment, protest and notice of protest and dishonor and all other notices or requirements which might otherwise be necessary to bind them.

If the Maker defaults under this Note, it shall be obligated to pay all costs, including reasonable attorneys’ fees, incurred by the holder in pursuing its remedies hereunder and under any instrument securing this Note, including costs and fees on appeal and in insolvency proceedings.

This Note shall be governed by the laws of Florida.

WAIVER OF JURY TRIAL. MAKER KNOWINGLY, VOLUNTARILY AND INTENTIONALLY WAIVES THE RIGHT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED UPON THIS NOTE OR ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS NOTE, THE CREDIT AGREEMENT AND ANY AGREEMENT CONTEMPLATED TO BE EXECUTED IN CONJUNCTION HEREWITH, OR ANY COURSE OF CONDUCT, COURSE OF DEALING, STATEMENTS (WHETHER VERBAL OR WRITTEN) OR ACTIONS OF ANY PARTY. THIS PROVISION IS A MATERIAL INDUCEMENT FOR THE LENDER EXTENDING CREDIT TO THE MAKER.

[Signature appears on the following page.]

2

IN WITNESS WHEREOF, Maker has caused this Note to be signed in its name, by its duly authorized representative as of the date set forth above.

SEASTAR MEDICAL, INC., a Delaware corporation

By:
Name:
Title:

EXHIBIT 3

Form of Advance Request

Advance Request

Date of Request: ___________________
Borrower: SeaStar Medical, Inc.

Reference is made to that certain Secured Promissory Note in the original principal amount of $700,000 (“Note”) which is made by SeaStar Medical, Inc., a Delaware corporation (“Borrower”), in favor of LM Funding America, Inc., a Delaware corporation (“Lender”). The capitalized terms defined in the Note or in the Credit Agreement described in the Note (the “Credit Agreement”) shall have the same meaning when used herein.

1. Borrower hereby requests an Advance under the Loan Agreement in the amount of $____________________________ (the “Requested Advance”).

3. Borrower hereby represents and warrants to Lender that $______________________ of the Requested Advance shall be used for the following general corporate purposes: ________________________________________.

4. Borrower hereby certifies to Lender that as of the date of this Advance Request, no Default, as defined in the Loan Agreement, has occurred and is continuing, or will occur upon the making of the Advance requested herein, and all representations and warranties provided in of the Loan Agreement are true and correct in all material respects as of the date of this request.

5. Borrower hereby certifies to Lender there has not been any change which could have a Material Adverse Effect on Borrower.

6. Borrower confirms it understands that Lender may require such additional documentation or impose such other conditions as it may deem necessary or desirable with respect to such Advance.

SEASTAR MEDICAL, INC.

By:
Name:
Its: